Exhibit 99.1

iPayment Reports Unaudited Results for Third Quarter of 2013

NEW YORK--(BUSINESS WIRE)--November 14, 2013--iPayment Holdings, Inc. (“Holdings”) and iPayment, Inc. (“iPayment” or the “Company”) today announced their unaudited financial results for the three months and nine months ended September 30, 2013. All operations are conducted through iPayment and its subsidiaries. Holdings is a holding company that does not have any operations or material assets other than its ownership of iPayment and its subsidiaries. The financial results of Holdings are substantially the same as those of iPayment with the exception of interest expense, tax provision (benefit) and net income (loss). The financial results discussed below represent those of iPayment and its consolidated subsidiaries, except where otherwise noted.

For the third quarter of 2013, the Company processed $5.6 billion of total transaction volume, unchanged from the same period of 2012. In the third quarter the Company processed 87.1 million transactions, an increase of 0.5% from the third quarter 2012. Total revenues decreased by 0.5% to $167.8 million for the third quarter of 2013 from $168.6 million for the third quarter of 2012. This decrease was primarily due to a lower number of merchants on file during the third quarter 2013 versus the third quarter 2012. Revenues, net of interchange, decreased 4.8% to $77.8 million for the third quarter of 2013 compared with $81.7 million for the third quarter of 2012. Income from operations increased 7.2% to $11.7 million for iPayment and its consolidated subsidiaries and for Holdings and its consolidated subsidiaries for the third quarter of 2013 compared with $10.9 million for iPayment and its consolidated subsidiaries and for Holdings and its consolidated subsidiaries for the third quarter of 2012. Income from operations for the third quarter of 2013 was affected by lower net revenue and charges related to phantom stock compensation for employees, offset by lower residual expense and lower amortization expenses. Results for the third quarter of 2013 included $0.1 million in embezzlement recoveries and $0.4 million of investigation and remediation costs associated with the matters described in the Company's November 5, 2012 Report on Form 8-K. Excluding stock based compensation and non-recurring charges and embezzlement recoveries and costs, income from operations for the third quarter of 2013 would have increased 9.6% versus the comparable period in 2012. The Company had approximately 108,000 active merchants and 154,000 merchants on file from which it generated revenue at the end of September 2013.

For the first nine months of 2013, the Company processed $16.5 billion of total transaction volume, a 2.0% decrease from $16.9 billion for the first nine months of 2012. For the first nine months of 2013, the Company processed 254.0 million transactions, unchanged from the comparable period in 2012. Total revenues decreased by 2.8% to $497.7 million for the first nine months of 2013 from $512.3 million for the first nine months of 2012. Revenues, net of interchange, decreased 8.3% to $235.3 million for the first nine months of 2013 compared with $256.6 million for the first nine months of 2012. Income from operations decreased 24.4% to $30.5 million for iPayment and its consolidated subsidiaries and $30.3 million for Holdings and its consolidated subsidiaries for the first nine months of 2013 compared with $40.3 million for iPayment and its consolidated subsidiaries and $40.1 million for Holdings and its consolidated subsidiaries for the first nine months of 2012. For the nine months ended September 30, 2013, income from operations, excluding stock based compensation and non-recurring charges and embezzlement recoveries and costs, decreased 7.1% as compared with the nine months ended September 30, 2012.

Conference Call

Management will hold a conference call on Thursday, November 14, 2013, at 10:00 a.m. (Eastern Time) to discuss the Company’s 2013 third quarter results. Participants should dial 480-293-0668 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 12:00 noon (Eastern Time) on Thursday, November 14, and will continue to be available through November 23, 2013. You can access the replay by dialing 719-457-0820 and entering Confirmation Code 5660263.

The live broadcast of iPayment’s quarterly conference call will be available online at www.ipaymentinc.com or http://www.videonewswire.com/event.asp?id=96668 beginning Thursday, November 14, 2013, at 10:00 a.m. (Eastern Time). The online replay will be available at approximately 12:00 noon (Eastern Time) on Thursday, November 14, and will continue to be available for one week thereafter.

Safe Harbor Provisions

Information in this press release may contain “forward-looking statements” about Holdings and iPayment. These forward-looking statements involve risks and uncertainties and are not guarantees of future results, performance or achievements, and actual results, performance or achievements could differ materially from our current expectations as a result of numerous factors, including but not limited to the following: the pace at which we are able to implement improvements in our internal controls; unanticipated effects from the reported financial misconduct by certain of our former employees; the impact of our prior restatement on the Company’s material agreements; acquisitions; liability for merchant chargebacks; restrictive covenants governing our indebtedness; actions taken by our bank sponsors; migration of merchant portfolios to new bank sponsors; our reliance on card payment processors and on independent sales organizations; changes in interchange fees; risks associated with the unauthorized disclosure of data; imposition of taxes on Internet transactions; actions by our competitors; and risks related to the integration of companies and merchant portfolios that we have acquired or may acquire. These and other risks are more fully disclosed in our filings with the SEC, including, without limitation, our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

About iPayment

iPayment provides credit and debit card payment processing services to small merchants across the United States. iPayment’s payment processing services enable merchants to accept credit cards from VISA, MasterCard, American Express, Discover and Diners Club, as well as other forms of payment, including debit cards, checks, gift cards and loyalty programs. iPayment provides payment processing services to approximately 154,000 merchants throughout the United States.

CONTACT:
iPayment
Mark Monaco, 212-802-7200
Chief Financial Officer